Exhibit 99.1

Contact:	Stephen D. Reichenbach
Chief Financial Officer
253-850-3500

FLOW INTERNATIONAL DELAYS SECOND QUARTER

FORM 10-Q FILING

KENT, Wash., December 15, 2004 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology equipment used for cutting, cleaning (surface preparation) and food safety applications, today announced that it does not intend to file a Form 12b-25 notification of delayed filing with the Securities and Exchange Commission for its quarterly report on Form 10-Q for the fiscal 2005 second quarter ended October 31, 2004, as previously announced.

A 12b-25 filing would have provided the Company a five-day extension to file its second quarter Form 10-Q on or before December 20, 2004. However, the Company does not currently anticipate that it will be able to file its second quarter Form 10-Q within that timeframe. Before the Company can file its second quarter Form 10-Q it needs to first file an amended Form 10-K/A and the 10-Q for the first quarter. As soon as practicable after work on its previously announced review and reconciliation of certain historical inter-Company transactions has been completed, the Company intends to file an amended Form 10-K/A for the fiscal year ended April 30, 2004, to be followed by its Form 10-Qs for the fiscal 2005 first quarter and then the second quarter.

The Company intends to announce details regarding its fiscal 2005 second quarter results conference call subsequent to the filing of its second quarter fiscal 2005 Form 10-Q.

About Flow International

Flow provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements. Forward-looking statements in this press release include, without limitation, statements that, we do not intend to file a Form 12b-25 notification of delayed filing with the Securities and Exchange Commission for our quarterly report on From 10-Q for the fiscal 2005 second quarter ended October 31, 2004; we do not currently anticipate that we will file our second quarter Form 10-Q within the timeframe allowed under a 12b-25 filing; upon completion of our review and as soon as is practicable, the Company intends to file an amended Form 10-K/A for the fiscal year ended April 30, 2004, to be followed by our Form 10-Q’s for the fiscal 2005 first and second quarters and we intend to announce details regarding its fiscal 2005 second quarter results conference call subsequent to the filing of our Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.